FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465
FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY REPORTS RECORD RESULTS FOR THE SECOND QUARTER OF FISCAL 2006

-- Company Refines Full Year Revenue and Earnings Guidance --

DAYTONA BEACH, Fla. - July 6, 2006 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today reported record results for the fiscal second quarter ended May 31, 2006.

"Television and media revenues combined with higher corporate sponsorship, hospitality and attendance-related revenues helped drive our record results for the second quarter," commented ISC President Lesa France Kennedy. "Broadcast rights fees for the NASCAR NEXTEL Cup and Busch series increased approximately 15 percent over the prior year. In addition, an increase in other motorsports-related revenue contributed to overall top line growth. We hosted several very successful NASCAR NEXTEL Cup events during the quarter, including the Dodge Charger 500, which achieved the earliest sellout in Darlington's long history. Looking to the remainder of 2006, overall consumer demand remains strong for our events and we continue on pace for another year of record results."

Second Quarter Comparison

Total revenues for the second quarter increased to $172.1 million, compared to revenues of $157.4 million in the prior-year period. Operating income was $52.2 million during the period compared to $46.9 million in the second quarter of fiscal 2005. Net income was $30.7 million, or $0.58 per diluted share, compared to net income of $26.5 million, or $0.50 per diluted share, in the prior year.

Year-to-Date Comparison

For the six months ended May 31, 2006, total revenues increased to $366.0 million from $336.9 million in 2005. Operating income for the six-month period was $130.6 million compared to $118.7 million in the prior year. Net income was $74.7 million, or $1.40 per diluted share, in 2006. In the first six months of 2005, net income was $67.6 million, or $1.27 per diluted share

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ISC REPORTS RECORD 2006 SECOND QUARTER RESULTS	PAGE 2
2006 Second Quarter Highlights

An overview of the significant major event weekends held in the second quarter of 2006 includes:

  A successful Bike Week was held at Daytona International Speedway in early March, highlighted by a double-digit increase in overall event attendance.
  Homestead-Miami Speedway hosted increased crowds for its open-wheel and Grand American racing weekend, anchored by the IRL's kick-off race for the 2006 season, the Toyota Indy 300.
  Martinsville Speedway hosted a weekend of NASCAR Craftsman Truck and NEXTEL Cup racing, highlighted by a sold-out crowd for the NEXTEL Cup DirecTV 500 and a nearly 30 percent increase in attendance for the Craftsman Truck Kroger 250.
  Phoenix International Raceway hosted a successful weekend of NEXTEL Cup and Busch racing, with a near capacity crowd on-hand for the NEXTEL Cup SUBWAY Fresh 500. The weekend also featured the debut of the facility's new Turn 1 grandstand and suite structure, including a new club seating area which provides a luxurious fan experience. The club area combines high-end cuisine with spectacular views of racing action and the surrounding landscape in a plush environment. Fan response was outstanding.
  Talladega Superspeedway's NEXTEL Cup and Busch series weekend was anchored by the NEXTEL Cup Aaron's 499, which was postponed to the next day because of inclement weather. Positively impacting the results of the weekend were increased attendance for the Aaron's 312 Busch event, and higher concessions and caterings sales.
  Richmond International Raceway hosted another successful weekend of NEXTEL Cup and Busch racing, highlighted by the facility's 29th consecutive sellout for the NEXTEL Cup Crown Royal 400. The on-track competition was outstanding as Dale Earnhardt Jr. captured his first win of the season.
  Darlington Raceway hosted a sold-out NEXTEL Cup Dodge Charger 500, the earliest sellout in Darlington's history including the recent net addition of approximately 3,000 seats. The facility also posted a double-digit attendance increase for the Diamond Hill Plywood 200 Busch race on Friday.

The Company's second quarter results were also driven by increased corporate partner spending. ISC secured major entitlement agreements during the quarter for several NASCAR events, including Crown Royal, General Motors, Carfax and Goody's Headache Powder. ISC has titled all of its 2006 Busch races and has only one NEXTEL Cup race entitlement sponsorship open for 2006. The Company is in discussions with interested parties for the position.

ISC REPORTS RECORD 2006 SECOND QUARTER RESULTS	PAGE 3

"Corporate partner spending continues to boost our results quarter after quarter," Ms. France Kennedy continued. "Sponsors increasingly recognize the value of an ISC partnership due to our broad national reach and ability to deliver a fully-integrated marketing platform including media production, hospitality planning, and activation strategies. They can also leverage our significant expertise to help maximize their at-track presence and generate brand awareness. We continue to expect strong growth in corporate sponsorship and hospitality for the next several years."

Recent Developments

To date in the fiscal third quarter, the Company has hosted IRL IndyCar weekends at Watkins Glen International and Richmond. In addition, Kansas Speedway hosted a successful IRL/Craftsman Truck weekend, highlighted by Sam Hornish Jr.'s 0.0793-second win over pole sitter Dan Wheldon in the Kansas Lottery Indy 300.

Michigan International Speedway hosted a NEXTEL Cup, Craftsman Truck and ARCA weekend in June, with overall attendance-related results falling short of Company expectations. ISC believes weak economic conditions in Michigan and the mid-west region of the country, particularly due to challenges in the automotive industry and the related high unemployment rate, contributed to the lower results. In addition, forecasted inclement weather during race week and rain on race day also impacted attendance levels for the weekend, as the 3M Performance 400 was shortened to only 129 of the scheduled 200 laps.

Daytona hosted a weekend of NEXTEL Cup, Busch and Grand American racing anchored by the 48th NEXTEL Cup Pepsi 400. Despite outstanding on-track competition highlighted by Tony Stewart's repeat victory in the Pepsi 400 and a visit by Vice President Dick Cheney, attendance-related results for the weekend were below expectations. The Company believes inclement weather trends experienced during this event over the last several years and rain during race week had a negative impact on ticket sales for this year's race.

For the remainder of the third quarter, Chicagoland Speedway, Watkins Glen and Michigan will host NEXTEL Cup and Busch series weekends. In addition, Michigan will host an IRL IndyCar weekend and Martinsville will host a Busch race weekend.

"We believe the factors impacting our events at Michigan and Daytona's Pepsi 400 weekend are not indicative of broader industry trends, and our nation-wide footprint helps reduce their impact on our overall results," added Ms. France Kennedy. "Michigan is struggling with high unemployment compounded by well-documented issues facing the automotive industry. And, we do not think the results of the Pepsi 400 represent an overall softening of the Daytona market. In fact, overall attendance increased for Speedweeks 2006 and the Daytona 500 sold out earlier than recent years. Our outlook for consumer demand remains positive, supported by strong overall advanced ticket sales for our remaining events for the year."

ISC REPORTS RECORD 2006 SECOND QUARTER RESULTS	PAGE 4

ISC continues to make important progress on its facility development projects. In New York, the Company is proceeding with next steps in the land-use change process, including re-scheduling the required public scoping meeting. Concurrently, ISC is proceeding with its site improvement work as part of its overall construction plan. Importantly, this work also improves the marketability of the site should the Company decide not to proceed with the speedway project.

In the State of Washington, ISC continues to generate local and statewide support for its proposed facility development project. Company representatives and project supporters held a successful work session with the Legislative Committee on Economic Development and International Relations on May 31, during which they discussed the details and merits of the proposed motorsports and multi-use recreational facility project. ISC continues to solicit additional grassroots and legislative support for the project, and expects to decide on the best course of action later in the fiscal year including introduction of the necessary public financing legislation in the 2007 session of the Washington State Legislature.

Regarding the civil action filed in July 2005 by the Kentucky Speedway, LLC, against both NASCAR and ISC, the Company is moving forward with discovery and proceeding with preparation of its defense. Now that ISC is further along in the process and has better visibility, the Company expects related litigation costs to approximate $0.05 to $0.06 per diluted share in earnings for fiscal 2006. Based on evidentiary materials reviewed to date, ISC continues to believe the lawsuit is without merit, and intends to continue to vigorously defend itself.

Finally, the Company recently closed on a $300 million credit facility (the "Facility"), which replaced its previous $300 million credit facility. ISC elected to take advantage of favorable market conditions to secure the Facility, while maintaining its financial flexibility to capitalize on future growth opportunities.

Outlook

Primarily driven by the previously discussed lower than expected results at Michigan and Daytona, ISC anticipates its previous internal estimate for third quarter earnings will be impacted by approximately $0.10 to $0.12 per diluted share. The Company now expects third quarter earnings before interest, taxes, depreciation and amortization ("EBITDA") [1] and operating margins to range from 37 to 38 percent and 29 to 30 percent, respectively, of total revenues. Partially offsetting the third quarter decrease is the Company's anticipated strong fourth quarter results, supported by overall advance ticket sales trends that are currently almost ten percent ahead of last year.

As ISC has now reported six months of actual results, the Company is refining its 2006 full year guidance for total revenues to range between $785 and $795 million, driven by growth in all major categories. As a result, full year earnings are estimated at $3.20 to $3.25 per diluted share. At this point in the fiscal year, the Company is currently more comfortable at the lower end of the estimated range of earnings

1. EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

ISC REPORTS RECORD 2006 SECOND QUARTER RESULTS	PAGE 5

"Despite some regional challenges in the third quarter, we are very excited with our prospects for the remainder of the year and continue to expect full year record results," Ms. France Kennedy concluded. "Consumer demand remains strong, and we expect growth in corporate partner sponsorship and hospitality to contribute to our overall revenue and earnings growth. In addition, we continue to make progress in our efforts to maximize efficiencies by leveraging our scale and reducing operating costs moving into fiscal 2007 and beyond. We are excited about the remainder of this fiscal year and remain focused on enhancing long-term shareholder value."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free 888-693-3477 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 7536549. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Thursday, July 13, 2006. To access, dial toll free 877-519-4471 and enter the code 7536549, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 11 of the nation's major motorsports entertainment facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Martinsville Speedway in Virginia; Darlington Raceway in South Carolina; and Watkins Glen International in New York. Other motorsports entertainment facility ownership includes an indirect 37.5 percent interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." In addition, the Company has an indirect 50 percent interest in a business called Motorsports Authentics, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

ISC REPORTS RECORD 2006 SECOND QUARTER RESULTS	PAGE 6

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	November 30, 2005	May 31, 2006
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 130,758	$ 86,583
Short-term investments	8,200	35,300
Receivables, less allowance of $1,500 in 2005 and 2006	45,557	75,927
Inventories	6,528	7,390
Prepaid expenses and other current assets	6,335	17,844
Total Current Assets	197,378	223,044
Property and Equipment, net of accumulated depreciation of $315,313 and $342,330, respectively	1,178,682	1,206,962
Other Assets:		
Equity investments	51,160	170,926
Intangible assets, net	149,464	149,386
Goodwill	99,507	99,507
Deposits with Internal Revenue Service	96,913	96,913
Other	23,965	23,053
	421,009	539,785
Total Assets	$ 1,797,069	$ 1,969,791
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 635	$ 635
Accounts payable	19,274	26,198
Deferred income	123,870	202,816
Income taxes payable	20,067	25,212
Other current liabilities	18,645	20,052
Total Current Liabilities	182,491	274,913
Long-Term Debt	368,387	368,241
Deferred Income Taxes	194,825	203,693
Long-Term Deferred Income	11,342	11,313
Other Long-Term Liabilities	69	41
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 29,215,778 and 30,868,468 issued and outstanding at November 30, 2005 and May 31, 2006, respectively	292	308
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 23,928,058 and 22,309,102 issued and outstanding at November 30, 2005 and May 31, 2006, respectively	239	223
Additional paid-in capital	695,658	696,936
Retained earnings	343,766	414,123
Total Shareholders' Equity	1,039,955	1,111,590
Total Liabilities and Shareholders' Equity	$ 1,797,069	$ 1,969,791

Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended	
	May 31, 2005	May 31, 2006
OPERATING ACTIVITIES		
Net income	$ 67,566	$ 74,740
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	24,449	27,242
Stock-based compensation	915	1,283
Amortization of financing costs	288	282
Deferred income taxes	4,790	8,868
Loss from equity investments	2,902	4,683
Other, net	431	(105)
Changes in operating assets and liabilities:		
Receivables, net	(14,233)	(30,370)
Inventories, prepaid expenses and other assets	(11,018)	(12,437)
Accounts payable and other liabilities	(9,825)	2,824
Deferred income	67,061	78,917
Income taxes	(3,429)	5,157
Net cash provided by operating activities	129,897	161,084
INVESTING ACTIVITIES		
Capital expenditures	(166,157)	(54,290)
Proceeds from asset disposals	29	161
Purchase of equity investments	-	(124,577)
Acquisition of businesses	(764)	-
Proceeds from affiliate	487	128
Proceeds from short-term investments	208,390	50,600
Purchases of short-term investments	(231,150)	(77,700)
Other, net	178	549
Net cash used in investing activities	(188,987)	(205,129)
FINANCING ACTIVITIES		
Proceeds under credit facility	-	80,000
Payments under credit facility	-	(80,000)
Payment of long-term debt	(7,000)	-
Exercise of Class A common stock options	285	145
Excess tax benefits relating to stock-based compensation	-	185
Reacquisition of previously issued common stock	(511)	(460)
Deferred financing costs	(10)	-
Net cash used in financing activities	(7,236)	(130)
Net decrease in cash and cash equivalents	(66,326)	(44,175)
Cash and cash equivalents at beginning of period	160,978	130,758
Cash and cash equivalents at end of period	$ 94,652	$ 86,583

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